                                                         FREE WRITING PROSPECTUS
                                                      FILED PURSUANT TO RULE 433
                                           REGISTRATION STATEMENT NO.:333-129844

     THE DATE OF THIS FREE WRITING PROSPECTUS IS April 20, 2007

     STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

     The depositor has filed a registration statement (including a prospectus)
with the SEC (SEC File No. 333-129844) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-666-2388 or by emailing CMBSREQ@lehman.com.

                                                                                CUT-OFF DATE                        AMORTIZATION
       PROPERTY NAME         LOAN SELLER  CITY          STATE    PROPERTY TYPE     BALANCE    MATURITY/ARD  RATE        TYPE
---------------------------------------------------------------------------------------------------------------------------------

Citizens 12 Portfolio        UBS          Various       MI       Retail           4,403,905      8/11/2011  6.3000  Interest Only
Citizens 5 Portfolio         UBS          Various       IL       Retail           2,926,980      8/11/2011  6.3000  Interest Only
Citizens 17 Portfolio        UBS          Various       MI       Retail           2,321,977      8/11/2011  6.3000  Interest Only
Citizens 20 Portfolio        UBS          Various       NY       Retail           2,292,943      8/11/2011  6.3000  Interest Only
Citizens 32                  UBS          Port          NY       Retail             844,888      8/11/2011  6.3000  Interest Only
                                          Jervis
Extendicare Portfolio        LB           Various       Various  Health Care    125,000,000     11/11/2011  6.6525  Interest Only
                                                                                                                    - Amortiz
Homer Building               LB           Washington    DC       Office          88,000,000      1/11/2012  5.1825  Interest Only
Days Inn West Broad          LB           Richmond      VA       Hotel            4,476,566      2/11/2012  6.1700  Amortizing
                                                                                                                    Balloon
Extendicare Portfolio II     LB           Various       Various  Health Care     90,000,000      3/11/2012  6.7900  Interest Only
                                                                                                                    - Amortiz
Lembi Trophy Portfolio 2     UBS          San           CA       Multifamily     18,770,000      3/11/2012  6.4400  Interest Only
                                          Francisco
IRS Building                 UBS          Philadelphia  PA       Office          13,490,288      3/11/2012  6.5200  Amortizing
                                                                                                                    Balloon
1461-1465 Burlingame Avenue  UBS          Burlingame    CA       Multifamily      1,830,000      3/11/2012  6.4400  Interest Only
Raleigh Flex Portfolio       UBS          Various       NC       Office          53,700,000      4/11/2012  6.0200  Interest Only
Elizabeth Place              LB           Dayton        OH       Office          41,700,000      4/11/2012  6.5900  Interest Only
                                                                 IN A2          449,757,547

                                                          CUT-OFF
                                                           DATE
                             CUT-OF   SCHEDULE     U/W      U/W
                              DATE    MATURITY/    NCF      NCF     PREPAYMENT
       PROPERTY NAME         LTV (%)   LTV (%)   DSCR(x)  DSCR(x)   PROVISIONS
----------------------------------------------------------------------------------------------

Citizens 12 Portfolio           80.8       80.8     1.20    1.20    YM(33), DorYM(24), O(3)
Citizens 5 Portfolio            77.6       77.6     1.20    1.20    YM(33), DorYM(24), O(3)
Citizens 17 Portfolio           79.2       79.2     1.20    1.20    YM(33), DorYM(24), O(3)
Citizens 20 Portfolio           78.6       78.6     1.20    1.20    YM(33), DorYM(24), O(3)
Citizens 32                     78.5       78.5     1.20    1.20    YM(33), DorYM(24), O(3)
Extendicare Portfolio           63.7       61.7     2.72    3.31    YM1%(30), DorYM1%(27), O(3)
Homer Building                  35.1       35.1     2.70    2.70    L(28), D(29), O(3)
Days Inn West Broad             66.8       60.7     1.35    1.35    L(48), D(12)
Extendicare Portfolio II        63.5       60.5     2.36    2.85    YM1%(26), DorYM1%(31), O(3)
Lembi Trophy Portfolio 2        75.1       75.1     1.21    1.21    L(26), D(31), O(3)
IRS Building                    69.2       65.2     1.17    1.17    L(26), D(33), O(1)
1461-1465 Burlingame Avenue     73.2       73.2     1.21    1.21    L(26), D(31), O(3)
Raleigh Flex Portfolio          82.0       82.0     1.16    1.16    L(12), YM(42), O(6)
Elizabeth Place                 85.1       85.1     1.25    1.25    L(25), D(32), O(3)

THE INFORMATION IN THIS FREE WRITING PROSPECTUS SUPERSEDES THE INFORMATION IN
ANY PRIOR VERSIONS HEREOF AND WILL BE SUPERSEDED BY THE INFORMATION IN ANY
SUBSEQUENT FREE WRITING PROSPECTUSES PRIOR TO THE TIME OF SALE. THIS FREE
WRITING PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN
OFFER TO BUY ANY SECURITY OTHER THAN THE OFFERED CERTIFICATES, NOR DOES IT
CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE
OFFERED CERTIFICATES TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL
TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. THIS FREE WRITING
PROSPECTUS WAS PREPARED ON THE BASIS OF CERTAIN ASSUMPTIONS (INCLUDING, IN
CERTAIN CASES, ASSUMPTIONS SPECIFIED BY THE RECIPIENT HEREOF) REGARDING
PAYMENTS, INTEREST RATES, WEIGHTED AVERAGE LIVES AND WEIGHTED AVERAGE LOAN AGE,
LOSS, SPREADS, MARKET AVAILABILITY AND OTHER MATTERS. THE ACTUAL AMOUNT, RATE OR
TIMING OF PAYMENTS ON ANY OF THE UNDERLYING ASSETS MAY BE DIFFERENT, AND
SOMETIMES MATERIALLY DIFFERENT THAN ANTICIPATED, AND THEREFORE THE PRICING,
PAYMENT OR YIELD INFORMATION REGARDING THE CERTIFICATES MAY BE DIFFERENT FROM
THE INFORMATION PROVIDED HEREIN. THERE CAN BE NO ASSURANCE THAT ACTUAL PRICING
WILL BE COMPLETED AT THE INDICATED VALUE(S). IN ADDITION, PRICING OF THE
CERTIFICATES MAY VARY SIGNIFICANTLY FROM THE INFORMATION CONTAINED IN THIS FREE
WRITING PROSPECTUS AS A RESULT OF VARIOUS FACTORS, INCLUDING, WITHOUT
LIMITATION, PREVAILING CREDIT SPREADS, MARKET POSITIONING, FINANCING COSTS,
HEDGING COSTS AND RISK AND USE OF CAPITAL AND PROFIT. THE PRICING ESTIMATES
CONTAINED HEREIN MAY VARY DURING THE COURSE OF ANY PARTICULAR DAY AND FROM DAY
TO DAY. YOU SHOULD CONSULT WITH YOUR OWN ACCOUNTING OR OTHER ADVISORS AS TO THE
ADEQUACY OF THE INFORMATION IN THIS FREE WRITING PROSPECTUS FOR YOUR PURPOSES.